EXHIBIT 99.1

News Release

ChoiceOne Financial Reports First Quarter 2023 Results

Sparta, Michigan – April 26, 2023 – ChoiceOne Financial Services, Inc. ("ChoiceOne", NASDAQ:COFS), the parent company for ChoiceOne Bank, reported financial results for the quarter ended March 31, 2023.

Financial Highlights

•
ChoiceOne reported net income of $5,633,000 for the three months ended March 31, 2023, compared to $6,684,000 and $5,528,000 for the three months ended December 31, 2022 and March 31, 2022, respectively.
•
Diluted earnings per share were $0.75 in the three months ended March 31, 2023, compared to $0.89 and $0.74 for the three months ended December 31, 2022 and March 31, 2022, respectively.
•
Core loans, which exclude held for sale loans and Paycheck Protection Program loans ("PPP"), grew organically by $20.8 million or 7.0% on an annualized basis during the first quarter of 2023 and $191.7 million or 18.8% since March 31, 2022. Loan interest income increased $2.6 million in the first quarter of 2023 compared to the same period in 2022, despite the first quarter of 2022 being aided by $869,000 in PPP fees and an additional $347,000 in accretion income.
•
Deposits, excluding brokered deposits, decreased by $77.5 million or 3.6% as of March 31, 2023 compared to March 31, 2022. This decrease was attributed to a combination of customers using cash on hand for debt payoffs, seasonal tax and municipal bond payments, and customers seeking higher rates via money market securities with transfers to the ChoiceOne Wealth department or outside firms. In the last 12 months over $33.6 million or 43.4% of the trailing 12 month deposit runoff has been transferred from bank deposits to the ChoiceOne Wealth department.
•
ChoiceOne continues to be proactive in managing its liquidity position by using brokered deposits and FHLB advances to ensure ample liquidity to account for deposit fluctuations. At March 31, 2023, total available borrowing capacity from all sources was $405.7 million. ChoiceOne estimates that if additional collateral is pledged to the FHLB, the Federal Reserve Discount Window, or the new Bank Term Funding Program, we would increase available borrowing capacity from all sources to $819.2 million.

"Growth in our loan portfolio is the result of us acquiring new relationships and reflects a strong local economy in Michigan. While deposits have drifted in this quarter, the ChoiceOne Wealth team has benefited and is expanding our services to key client relationships. Being proactive with our best customers has allowed us to deepen relationships and provide more value than just a higher interest rate," said Kelly Potes, Chief Executive Officer.

ChoiceOne reported net income of $5,633,000 for the three months ended March 31, 2023, compared to $6,684,000 and $5,528,000 for the three months ended December 31, 2022 and March 31, 2022, respectively. Diluted earnings per share were $0.75 in the three months ended March 31, 2023, compared to $0.89 and $0.74 for the three months ended December 31, 2022 and March 31, 2022, respectively. The increase in deposit costs during the first quarter of 2023 has negatively impacted earnings, offset by higher interest income from organic loan growth.

Total assets as of March 31, 2023, increased $24.0 million as compared to December 31, 2022 and $33.1 million compared to March 31, 2022. This increase is due to core loan growth of $20.8 million or 7.0% annualized during the first quarter of 2023. At the same time ChoiceOne saw deposits, excluding brokered deposits, decline $49.9 million in the first quarter of 2023 and $77.5 million compared to March 31, 2022. This decrease was attributed to a combination of customers using cash on hand for debt payoffs, seasonal tax and municipal bond payments, and customers seeking higher rates via money market securities with transfers to the ChoiceOne Wealth department or outside firms. In the last twelve months, over $33.6 million or 43.4% of the trailing twelve-month deposit runoff has been transferred from bank deposits to the ChoiceOne Wealth department.

The cost of deposits has increased to 0.62% during the three months ended March 31, 2023 compared to 0.47% and 0.15% for the three months ended December 31, 2022 and March 31, 2022, respectively, due to rising short term interest rates and is expected to continue to increase as deposits reprice. ChoiceOne is actively managing these costs and expects rates paid on deposits to continue to lag the federal fund rate. Uninsured deposits total $751,000 or 36% of deposits at March 31, 2023.

In order to ensure ample liquidity ChoiceOne increased borrowed funds from the FHLB to $85.0 million and also obtained $37.8 million in short term brokered deposits at March 31, 2023. Brokered deposits were locked in at below market rates prior to the latest increase by the Federal Reserve. Brokered deposits allow us to preserve borrowing capacity at more accessible funding options. Interest expense on borrowings for the three months ended March 31, 2023, increased $344,000 as compared to the fourth quarter of 2022 and $740,000 as compared to the same period in 2022 primarily due to the increase in rates on borrowings. Total cost of funds increased to 0.79% in the first quarter of 2023 compared to 0.59% in the fourth quarter of 2022 and 0.21% in the first quarter of 2022. This increase is the result of higher deposit costs and increased borrowings. ChoiceOne continues to be proactive in managing its liquidity position by using brokered deposits and FHLB advances to ensure ample liquidity to account for deposit fluctuations. At March 31, 2023, total available borrowing capacity from all sources was $405.7 million. ChoiceOne estimates that if additional collateral is pledged to the FHLB, the Federal Reserve Discount Window, or the new Bank Term Funding Program, we would increase available borrowing capacity from all sources to $819.2 million.

Interest income increased $763,000 in the three months ended March 31, 2023, compared to December 31, 2022, and $3.9 million compared to the same period in the prior year. Core loans grew organically by $20.8 million or 7.0% on an annualized basis during the first quarter of 2023 and $191.7 million or 18.8% since March 31, 2022. This led to an increase in loan interest income of $2.6 million in the first quarter of 2023 compared to the same period in 2022, despite the first quarter of 2022 being aided by $869,000 in PPP fees and an additional $347,000 in accretion income. Interest income from securities increased $1.3 million in the first three months of 2023 compared to the first three months of 2022, as a result of higher yield on securities offset by a $70.9 million decline in the average balance of securities. The decrease in average balance is due to the liquidation of $47.2 million in securities during 2022, with the remainder attributed to paydowns and a decline in the fair value of available for sale securities. Fully tax equivalent net interest margin decreased to 3.09% in the first quarter of 2023 from 3.15% in the fourth quarter in 2022 as the increase in cost of funds exceeded the increase in income.

On March 31, 2023, the ratio of the allowance for credit losses to total loans was 1.24% compared to 0.64% on December 31, 2022. The liability for expected credit losses on unfunded loans and other commitments was $3.0 million and did not exist on December 31, 2022. Both of these increases were attributable to ChoiceOne’s adoption of ASU 2016-13 current expected credit loss ("CECL"). On January 1, 2023, ChoiceOne adopted ASU 2016-13 CECL which caused an increase in the allowance for credit losses of $7.2 million. The large increase is partially due to the current economic environment and the nature of the CECL calculation. Approximately 20% of this increase is related to the migration of purchased loans into the portfolio assessed by the CECL calculation. ChoiceOne also booked a liability for expected credit losses on unfunded loans and other commitments of $3.3 million related to the adoption of CECL guidance. These unfunded loans are open credit lines with current customers and loans approved by ChoiceOne but not funded. The increase in the allowance and the cost of the liability resulted in a decrease in the retained earnings account on our Consolidated Balance Sheet equal to the after-tax impact, with the tax impact portion being recorded in deferred taxes in our Consolidated balance Sheet in accordance with FASB guidance.

Shareholders’ equity totaled $168.7 million as of March 31, 2023, down from $191.1 million as of March 31, 2022, primarily due to an increase in the after-tax net unrealized loss on securities available for sale resulting from higher market interest rates. ChoiceOne uses interest rate swaps to manage interest rate exposure to certain fixed assets and variable rate liabilities. On March 31, 2022 ChoiceOne has pay-fixed interest rate swaps with a total notional value of $401.0 million. These derivative instruments increase in value as long-term interest rates rise, which offsets the reduction in equity due to unrealized losses on securities available for sale. ChoiceOne Bank remains “well-capitalized” with a total risk-based capital ratio of 13.0% as of March 31, 2023, compared to 13.3% on March 31, 2022.

Total noninterest income declined $174,000 in the first three months of 2023 compared to the same period in the prior year. $401,000 of this decline is due to the change in the mortgage sales environment from the prior year. With the rapid rise in interest rates, refinancing activity has slowed, and demand has shifted towards adjustable-rate products. This decline was offset by the change in market value of equity securities, which saw an increase in the first quarter of 2023 compared to a large decline during the same period of the prior year. Equity investments include local community bank stocks and Community Reinvestment Act bond mutual funds. Customer service charges also increased by $78,000 in the first quarter of 2023 compared to the same period of 2022, as consumer and business activity improved.

Total noninterest expense increased $305,000, or 2.2%, in the first quarter of 2023 compared to the same period of 2022. The increase in total noninterest expense was related to an increase in FDIC insurance costs and inflationary pressures on employee wages and benefits. This increase was offset by decreases in other categories including data processing and fraud losses. ChoiceOne continues to monitor expenses and looks to improve our efficiency through automation and use of digital tools. ChoiceOne launched an enhanced treasury services online platform for business clients during the first quarter of 2023. This new platform targets mid-sized businesses and municipalities who require enhanced reporting, security, and payment capabilities. Management believes that continuing to invest in our technology and people is the right way to maintain sustainable growth.

Potes further commented, “We have continued to grow our core loan portfolio and maintain excellent asset quality in the first quarter. The recent increase in short term interest rates has put pressure on our deposits, but we have taken this as an opportunity to reengage with our customer base and expand the reach of our Wealth Department. In addition, our yield on earning assets will continue to improve as our assets reprice over time which will help offset increased funding costs. Our experienced team and strong customer relationships are tremendous assets and will continue to pay dividends throughout 2023.”

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. Member FDIC. ChoiceOne Bank operates 36 offices in parts of Kent, Lapeer, Macomb, Muskegon, Newaygo, Ottawa, and St. Clair counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit Investor Relations at ChoiceOne’s website at choiceone.com.

Forward-Looking Statements

This release may contain forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," "may," "could," "look forward," "continue", "future", "will" and variations of such words and similar expressions are intended to identify such forward looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022.

For Further Information:

Adom Greenland

Executive Vice President & CFO

(616) 887 - 2334

IR@ChoiceOne.com

Condensed Balance Sheets
(Unaudited)

(In thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Cash and cash equivalents	$55,189	$43,943	$89,976
Securities Held to Maturity	422,876	425,906	429,918
Securities Available for Sale	554,306	546,896	657,887
Loans held for sale	3,603	4,834	13,450
Loans to other financial institutions	-	-	-
Loans, net of allowance for loan losses	1,195,518	1,182,163	1,019,805
Premises and equipment	28,633	28,232	29,678
Cash surrender value of life insurance policies	44,241	43,978	43,520
Goodwill	59,946	59,946	59,946
Core deposit intangible	2,557	2,809	3,660
Other assets	43,017	47,208	28,938

Total Assets	$2,409,886	$2,385,915	$2,376,778

Noninterest-bearing deposits	$554,699	$599,579	$565,657
Interest-bearing deposits	1,513,429	1,518,424	1,579,944
Brokered deposits	37,773	-	-
Borrowings	85,000	50,000	-
Subordinated debentures	35,323	35,262	35,078
Other liabilities	14,950	13,776	4,981

Total Liabilities	2,241,174	2,217,041	2,185,660

Common stock and paid-in capital, no par value; shares authorized: 15,000,000; shares outstanding: 7,521,749 at March 31, 2023, 7,516,098 at December 31, 2022 and 7,489,812 at March 31, 2022	172,564	172,277	171,492
Retained earnings	64,026	68,394	55,988
Accumulated other comprehensive income (loss), net	(67,878)	(71,797)	(36,362)
Shareholders' Equity	168,712	168,874	191,118

Total Liabilities and Shareholders’ Equity	$2,409,886	$2,385,915	$2,376,778

Condensed Statements of Income
(Unaudited)

	Three Months Ended
(In thousands, except per share data)	March 31, 2023	December 31, 2022	March 31, 2022
Interest income
Loans, including fees	$14,873	$14,391	$12,298
Securities and other	6,525	6,244	5,176
Total Interest Income	21,398	20,635	17,474

Interest expense
Deposits	3,276	2,503	783
Borrowings	1,110	766	370
Total Interest Expense	4,386	3,269	1,153

Net interest income	17,012	17,366	16,321
Provision for loan losses	25	150	-

Net Interest Income After Provision for Loan Losses	16,987	17,216	16,321

Noninterest income
Customer service charges	2,267	2,350	2,189
Insurance and investment commissions	196	183	205
Gains on sales of loans	403	220	804
Gains (loss) on sales of securities	-	(4)	-
Gains (loss) on sales of other assets	3	(73)	171
Trust income	184	206	178
Earnings on life insurance policies	263	519	280
Change in market value of equity securities	63	51	(356)
Other income	292	297	374
Total Noninterest Income	3,671	3,749	3,845

Noninterest expense
Salaries and benefits	8,083	7,580	7,606
Occupancy and equipment	1,643	1,501	1,625
Data processing	1,682	1,673	1,744
Professional fees	621	547	510
Core deposit intangible amortization	252	252	282
Other expenses	1,714	1,662	1,923
Total Noninterest Expense	13,995	13,215	13,690

Income Before Income Tax	6,663	7,750	6,476
Income Tax Expense	1,030	1,066	948

Net Income	$5,633	$6,684	$5,528

Basic Earnings Per Share	$0.75	$0.89	$0.74
Diluted Earnings Per Share	$0.75	$0.89	$0.74

Other Selected Financial Highlights

(Unaudited)

	Quarterly
Earnings	2023 1st Qtr.	2022 4th Qtr.	2022 3rd Qtr.	2022 2nd Qtr.	2022 1st Qtr.
(in thousands except per share data)
Net interest income	$17,012	$17,366	$17,338	$16,289	$16,321
Provision for loan losses	25	150	100	-	-
Noninterest income	3,671	3,749	3,047	3,430	3,845
Noninterest expense	13,995	13,215	13,416	13,157	13,690
Net income before federal income tax expense	6,663	7,750	6,869	6,562	6,476
Income tax expense	1,030	1,066	1,056	947	948
Net income	5,633	6,684	5,813	5,615	5,528
Basic earnings per share	0.75	0.89	0.77	0.75	0.74
Diluted earnings per share	0.75	0.89	0.77	0.75	0.74

End of period balances	2023 1st Qtr.	2022 4th Qtr.	2022 3rd Qtr.	2022 2nd Qtr.	2022 1st Qtr.
(in thousands)
Gross loans	$1,214,186	$1,194,616	$1,141,319	$1,129,439	$1,040,856
Loans held for sale (1)	3,603	4,834	8,848	10,628	13,450
Loans to other financial institutions (2)	-	-	70	37,422	-
PPP loans (3)	-	-	-	1,758	8,476
Core loans (gross loans excluding 1, 2, and 3 above)	1,210,583	1,189,782	1,132,401	1,079,631	1,018,930
Allowance for loan losses	15,065	7,619	7,457	7,416	7,601
Securities available for sale	554,306	546,896	546,627	582,987	657,887
Securities held to maturity	422,876	425,906	428,205	429,675	429,918
Other interest-earning assets	30,999	15,447	21,744	9,532	62,945
Total earning assets (before allowance)	2,222,367	2,182,866	2,137,895	2,151,633	2,191,606
Total assets	2,409,886	2,385,915	2,363,529	2,360,205	2,376,778
Noninterest-bearing deposits	554,699	599,579	599,360	578,927	565,657
Interest-bearing deposits	1,513,429	1,518,424	1,557,294	1,559,577	1,579,944
Brokered deposits	37,773	-	-	-	-
Total deposits	2,105,901	2,118,003	2,156,654	2,138,504	2,145,601
Total subordinated debt	35,323	35,262	35,201	35,140	35,078
Total borrowed funds	85,000	50,000	-	7,000	-
Total interest-bearing liabilities	1,671,525	1,603,686	1,592,495	1,601,717	1,615,022
Shareholders' equity	168,712	168,874	156,657	166,460	191,118

Average Balances	2023 1st Qtr.	2022 4th Qtr.	2022 3rd Qtr.	2022 2nd Qtr.	2022 1st Qtr.
(in thousands)
Loans	$1,202,268	$1,169,605	$1,128,679	$1,076,934	$1,037,646
Securities	1,059,747	1,072,594	1,079,584	1,098,419	1,130,681
Other interest-earning assets	19,452	14,809	45,210	40,728	36,460
Total earning assets (before allowance)	2,281,467	2,257,008	2,253,473	2,216,081	2,204,787
Total assets	2,391,344	2,373,851	2,389,550	2,361,479	2,375,864
Noninterest-bearing deposits	566,628	605,318	593,793	578,943	553,267
Interest-bearing deposits	1,530,313	1,522,510	1,576,240	1,555,721	1,548,685
Brokered deposits	12,762	-	-	-	-
Total deposits	2,109,703	2,127,828	2,170,033	2,134,664	2,101,952
Total subordinated debt	35,290	35,230	35,168	35,095	35,342
Total borrowed funds	63,122	36,773	2,414	5,765	10,239
Total interest-bearing liabilities	1,641,487	1,594,513	1,613,822	1,596,581	1,594,266
Shareholders' equity	167,952	160,284	164,758	177,085	206,280

Performance Ratios	2023 1st Qtr.	2022 4th Qtr.	2022 3rd Qtr.	2022 2nd Qtr.	2022 1st Qtr.
Return on average assets	0.94%	1.13%	0.97%	0.95%	0.93%
Return on average equity	13.42%	16.68%	14.11%	12.68%	10.72%
Return on average tangible common equity	20.64%	26.63%	21.96%	18.87%	14.85%
Net interest margin (fully tax-equivalent)	3.09%	3.15%	3.15%	3.02%	3.04%
Efficiency ratio	65.40%	60.15%	61.06%	61.43%	64.37%
Cost of funds	0.79%	0.59%	0.35%	0.25%	0.21%
Cost of deposits	0.62%	0.47%	0.29%	0.19%	0.15%
Shareholders' equity to total assets	7.00%	7.08%	6.63%	7.05%	8.04%
Tangible common equity to tangible assets	4.52%	4.57%	4.07%	4.49%	5.51%
Full-time equivalent employees	376	376	383	380	376

Capital Ratios ChoiceOne Financial Services Inc.	2023 1st Qtr.	2022 4th Qtr.	2022 3rd Qtr.	2022 2nd Qtr.	2022 1st Qtr.
Total capital (to risk weighted assets)	13.5%	13.8%	13.7%	13.8%	14.6%
Common equity Tier 1 capital (to risk weighted assets)	10.7%	11.1%	10.9%	11.0%	11.5%
Tier 1 capital (to risk weighted assets)	11.0%	11.4%	11.2%	11.3%	11.9%
Tier 1 capital (to average assets)	7.7%	7.9%	7.6%	7.5%	7.3%

Capital Ratios ChoiceOne Bank	2023 1st Qtr.	2022 4th Qtr.	2022 3rd Qtr.	2022 2nd Qtr.	2022 1st Qtr.
Total capital (to risk weighted assets)	13.0%	13.0%	12.8%	12.7%	13.3%
Common equity Tier 1 capital (to risk weighted assets)	12.5%	12.5%	12.3%	12.2%	12.8%
Tier 1 capital (to risk weighted assets)	12.5%	12.5%	12.3%	12.2%	12.8%
Tier 1 capital (to average assets)	8.7%	8.7%	8.3%	8.1%	7.9%

Asset Quality	2023 1st Qtr.	2022 4th Qtr.	2022 3rd Qtr.	2022 2nd Qtr.	2022 1st Qtr.
(in thousands)
Net loan charge-offs (recoveries)	$28	$(12)	$59	$185	$87
Annualized net loan charge-offs (recoveries) to average loans	0.01%	0.00%	0.02%	0.07%	0.03%
Allowance for loan losses	$15,065	$7,619	$7,457	$7,416	$7,601
Unfunded commitment liability	2,991	-	-	-	-
Allowance to loans (excludes held for sale)	1.24%	0.64%	0.66%	0.66%	0.74%
Non-Accruing loans	$1,596	$1,263	$1,197	$1,242	$1,167
Non performing loans (includes OREO)	1,726	2,666	2,628	2,714	4,852
Nonperforming loans to total loans (excludes held for sale)	0.14%	0.22%	0.23%	0.24%	0.47%
Nonperforming assets to total assets	0.07%	0.11%	0.11%	0.11%	0.20%